EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Ltd.
Lansing, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 30, 2012, relating to the consolidated financial statements of Capitol Bancorp Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

BDO USA, LLP
Grand Rapids, Michigan

July 11, 2012